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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number:  1-649
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                                Reading Company
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            (Exact Name of registrant as specified in its charter)

                             One Penn Square West
                      30 South 15/th/ Street, Suite 1300
                     Philadelphia, Pennsylvania 19102-4813
                                 215-569-3344
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, Class A Common Stock
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           (Title of each class of securities covered by this Form)


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(Titles of all other classes of securities for which a duty to file reports under section 13(a) of 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ x ]    Rule 12h-3(b)(1)(ii)   [   ]

         Rule 12g-4(a)(1)(ii)   [   ]    Rule 12h-3(b)(2)(i)    [   ]

         Rule 12g-4(a)(2)(i)    [   ]    Rule 12h-3(b)(2)(ii)   [   ]

         Rule 12g-4(a)(2)(ii)   [   ]    Rule 15d-6             [ x ]

         Rule 12h-3(b)(1)(i)    [ x ]

Approximate number of holders of record as of the certification or notice date:

                Common Stock, 400; Class A Common Stock, 1,000
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     Pursuant to the requirements of the Securities Exchange Act of 1934 Reading
Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorizes person.


Date:  4/21/97                           By:/s/ James A. Wunderle
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                                                James A. Wunderle
                                                Executive Vice President

Instruction: This form is required by Rule 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the forms shall be typed or printed under the signature.